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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

      We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to the Registration Statement on Form S-3 and related Prospectus of SAFECO Corporation for the registration of $900,000,000 aggregate principal amount of common stock, preferred stock, convertible preferred stock, debt securities, convertible debt securities, stock purchase contracts and stock purchase units of SAFECO Corporation and to the incorporation by reference therein of our report dated February 8, 2002, with respect to the consolidated financial statements and schedules of SAFECO Corporation and its subsidiaries included in its annual report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

                                           /s/ Ernst & Young LLP

Seattle, Washington

May 17, 2002